June 14, 2000

Board of Directors
AudioMonster Online, Inc.
200-1311 Howe St.
Vancouver, B.C. Canada V6Z 2P3

Gentlemen;

We have acted as securities counsel for AudioMonster Online, Inc.
the "Company"). You have asked us to render this opinion to the Company.

You have advised that:

1. The Company is current in its reporting responsibilities to the Securities and Exchange Commission as mandated by the Securities Exchange Act of 1934, as amended
2. Herbert M. Jacobi, Daniel G. Chapman, and Sean P. Flanagan have acted and will continue to act as legal counsel on behalf of the Company.
3. In their capacities as legal counsel, the above-named individuals have provided bona-fide services to the Company which are not in relation to the offer or sale of securities in a capital-raising transaction, and which did not either directly or indirectly promote or maintain a market for the Company's securities.
4. The Company has agreed to issue its common stock to the above-named individuals as compensation for their services on behalf of the Company.
5. The shares to be issued to these individuals are pursuant to corporate resolution and the approval of the Board of Directors of the Company. These shares shall be registered pursuant to a Registration Statement on Form S-8.

We  have read such documents as have been made available  to  us.
For purposes of this opinion, we have assumed the authenticity of such documents.

Based on the accuracy of the information supplied to us, it is our opinion that Infotopia may avail itself of a Registration Statement on Form S-8, and is qualified to do so. It is our further opinion that the above-named individuals are proper persons qualified to receive shares which are registered in a Registration Statement on Form S-8.

We  consent  to  the  use  of  this letter  in  the  Registration
Statement filed on Form S-8.

Sincerely,



/s/ Chapman & Flanagan, Ltd.
Chapman & Flanagan, Ltd.